Exhibit 99.1

Contact:
Tamra White
650-314-3809
FOR RELEASE 10.28.03	twhite@pharsight.com

PHARSIGHT ANNOUNCES SECOND QUARTER FISCAL YEAR 2004 RESULTS

Significantly Reduces Net Loss and Cash Usage as a Result of Revenue Growth

and Expense Management

MOUNTAIN VIEW, CALIF.—October 28, 2003—Pharsight Corporation (OTCBB:PHST), a leading provider of science and information technology-based software and consulting services to optimize clinical drug development, today announced financial results for its second quarter of fiscal year 2004 ended September 30, 2003.  For the second quarter, revenue was $4.0 million, an increase of 21 percent compared with revenue of $3.3 million in the second quarter of fiscal year 2003.  The net loss per share attributable to common stockholders improved to $0.05 in the second quarter, compared with a net loss per share attributable to common stockholders of $0.17 for the same period in the prior fiscal year.

“We are pleased with our financial results for the quarter,” said Shawn M. O’Connor, president and chief executive officer.  “Our focus on revenue growth and expense management has resulted in the reduction of both our net loss and cash used for operations for the second quarter to below $1.0 million and brings the company closer to profitability and cash break-even. Looking forward, we will continue to support our business through providing innovative solutions and consulting support that enable pharmaceutical and biotechnology companies to overcome the time and cost-intensive process of bringing new drugs to market.”

Customer Highlights

Pharsight continued to expand its relationship with Pfizer, Inc.  During the second quarter, Pharsight signed agreements with Pfizer for additional consulting services, including an agreement with Pfizer Limited in the United Kingdom where Pharsight will extend its consulting services through the next year at that location.

In addition to expanding current relationships, Pharsight added new customers to its growing roster.  During the second quarter of fiscal year 2004, Pharsight signed consulting service agreements with three new customers, Angiogenix, Inc., Biogen, Inc. and IDEC Pharmaceuticals.

Pharsight continued to build its customer base for its Knowledgebase Server (PKS) data management software, as the company signed a worldwide PKS licensing agreement with a major pharmaceutical company subsequent to the close of the second quarter.

Product Developments

During the second quarter of fiscal year 2004, Pharsight announced the release of a new version of its Pharsight® Knowledgebase Server™ (PKS) product.  In conjunction with the release of PKS version 2.1, Pharsight unveiled WinNonlin® version 4.1 and introduced PKS Reporter™ version 1.1 and PKS Data Connector™, all of which are part of Pharsight’s new PKS suite.  The new Pharsight Knowledgebase Suite is designed with important additional enhancements across the entire system.

As previously announced in the first quarter, Pharsight entered into an agreement with a major pharmaceutical company to collaborate on the evaluation of Pharsight’s Drug Model Explorer™ (DMX™), the first component of a new software technology platform being developed by Pharsight to help enable pharmaceutical companies to adopt an integrated, quantitative and model-based approach to clinical drug development.   The company reports continued progress and positive input from its collaborator to date, and that the project is moving forward according to plans.

New Employees

In the second quarter Pharsight named Farkad Ezzet, Ph.D., as senior scientist for the company’s Strategic Consulting Group.  Dr. Ezzet came to Pharsight from Schering-Plough Research Institute in Kenilworth, New Jersey, where he was head of the Pharmacometric Group in the Department of Pharmacokinetics. Before Schering-Plough, Dr. Ezzet held the position of senior clinical pharmacology statistician at Novartis in Basel, Switzerland.

In the third quarter Pharsight named Cynthia Stephens as its Interim Chief Financial Officer.  Ms. Stephens replaced Charlie Faas following his departure this month.

Awards

Subsequent to the close of the second quarter, Pharsight announced that it ranked Number 187 on the 2003 Deloitte Technology Fast 500, a ranking of the 500 fastest growing technology companies in North America.  Rankings are based on average percentage revenue growth over five years, from 1998-2002. Pharsight grew 1,836 percent during this period.

In addition to ranking on the Deloitte Technology Fast 500, Pharsight Corporation was also named on the Technology Fast 50, which is a ranking of the 50 fastest growing technology firms in Silicon Valley.

Conference Call

Investors are invited to listen to the Web cast discussion of these and other events by Pharsight management on October 28, 2003 at 2:00 p.m. PST/5:00 p.m. EST.  The live Web cast will be conducted by Chief Executive Officer Shawn O’Connor and Interim Chief Financial Officer Cynthia Stephens and may be accessed in the Investor Relations section of Pharsight’s Web site: http://www.pharsight.com/investor_relations/ir_fincevent.php.  A replay will be available from approximately 5:00 p.m. PST on October 28, 2003 until the company’s next earnings call in January 2004.

About Pharsight Corporation

Pharsight Corporation (OTCBB: PHST) develops and markets products and services that help pharmaceutical and biotechnology companies improve their decision-making in drug development and commercialization. By integrating scientific, clinical and business decision criteria into a dynamic, model-based methodology, Pharsight helps its customers optimize the value of their drug development programs and portfolios from discovery to post-launch marketing and any point in between. Pharsight uses computer-based drug-disease models, dynamic predictive market models, clinical trial simulation and advanced valuation models to create a continuously evolving view of its customers’ development efforts and product portfolios. This enables decision makers to make explicit value-driven trade-offs throughout the development and commercialization process. Pharsight Corporation is headquartered in Mountain View, California. Information about Pharsight is available on the World Wide Web at www.pharsight.com.

The statements in this press release regarding Pharsight’s goals and objectives are forward-looking statements.  Forward-looking statements are inherently speculative, and actual results may differ materially from Pharsight’s expectations due to a variety of factors, including: changing economic conditions may affect the demand Pharsight expects for its products and services; changes in Pharsight research and development focus or operating strategies due to new market opportunities or conditions; and other risks disclosed under the caption “Risk Factors” in Pharsight’s Annual Report on Form 10-K, as filed with the Securities and Exchange Commission on June 10, 2003. All forward-looking statements are based on information available to Pharsight as of the date hereof, and Pharsight assumes no obligation to update such statements, whether as a result of new developments or otherwise.

Pharsight and WinNonlin are registered trademarks of Pharsight Corporation.  Pharsight Knowledgebase Server (PKS), PKS Reporter, PKS Data Connector and Drug Model Explorer are all trademarks of Pharsight Corporation.

Financial statements follow.

Pharsight Corporation

Condensed Statement of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2003	2002	2003	2002
Revenues:
License and renewal	$1,996	$1,502	$3,585	$3,002
Services	2,021	1,817	4,159	3,772
Total revenues	4,017	3,319	7,744	6,774

Operating costs and expenses:
Cost of revenues	1,714	1,476	3,552	3,188
Research and development	718	900	1,488	2,365
Sales and marketing	918	1,736	2,029	3,372
General and administrative	1,113	1,424	2,376	2,995
Amortization of deferred stock compensation	50	371	117	828
Restructuring costs	—	324	—	324
Total operating costs and expenses	4,513	6,231	9,562	13,072

Loss from operations	(496)	(2,912)	(1,818)	(6,298)
Other expense, net	(99)	(89)	(160)	(168)

Net loss	(595)	(3,001)	(1,978)	(6,466)

Dividend on Series A redeemable convertible preferred stock	(146)	(81)	(291)	(84)
Deemed dividend on Series A redeemable convertible preferred stock	(243)	(55)	(339)	(58)

Net loss attributable to common stockholders	$(984)	$(3,137)	$(2,608)	$(6,608)

Basic and diluted net loss per share attributable to common stockholders	$(0.05)	$(0.17)	$(0.14)	$(0.35)

Shares used to compute basic and diluted net loss per share attributable to common stockholders	19,050	18,760	19,048	18,730

Pharsight Corporation

Condensed Balance Sheet

(in thousands)

	September 30, 2003	March 31, 2003
	(unaudited)	(1)
Assets
Cash, cash equivalents, and short-term investments	$7,829	$10,875
Accounts receivable, net	2,850	2,111
Other current assets	1,352	1,167
Total current assets	12,031	14,153
Property and equipment, net	825	1,177
Other assets	244	244
Total assets	$13,100	$15,574

Liabilities, redeemable convertible preferred stock and stockholders’ deficit
Accounts payable	$876	$635
Accrued expenses	1,672	2,284
Deferred revenue	5,729	4,980
Current portion of notes payable and capital leases	1,965	2,170
Total current liabilities	10,242	10,069
Long-term portion of notes payable and capital leases	1,531	2,024
Redeemable convertible preferred stock, net of issuance costs	5,946	5,608
Total stockholders’ deficit	(4,619)	(2,127)
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$13,100	$15,574

(1) Derived from the company’s audited financial statements dated March 31, 2003